  As filed with the Securities and Exchange Commission on March 24, 1999
                                                     Registration No. 333-63287

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              TREX COMPANY, INC.
            (exact name of registrant as specified in its charter)

        Delaware                     3089                    54-1910453
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdictionof               Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)
                            20 South Cameron Street
                             Winchester, VA 22601
                                (540) 678-4070
  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              Anthony J. Cavanna
                         Executive Vice President and
                            Chief Financial Officer
                              Trex Company, Inc.
                            20 South Cameron Street
                             Winchester, VA 22601
                                (540) 678-4070
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                  Copies to:

  Richard J. Parrino, Esq.                Brian Hoffmann, Esq.                 Dov Schwell, Esq.
   Hogan & Hartson L.L.P.             Cadwalader, Wickersham & Taft         McDermott, Will & Emery
    555 13th Street, N.W.                   100 Maiden Lane             50 Rockefeller Plaza, 11th floor
  Washington, DC 20004-1190                New York, NY 10038               New York, NY 10020-1605
     (202) 637-5600                          (212) 504-6000                     (212) 547-5400


                                ----------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                             EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing the exhibits indicated in Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC Registration Fee, the NASD Filing Fee and the NYSE Listing Fee are estimated.

   SEC Registration Fee............................................  $16,959.06
   NASD Filing Fee.................................................    6,284.00
   NYSE Listing Fee................................................         *
   Blue Sky Fees and Expenses......................................         *
   Accounting Fees and Expenses....................................         *
   Legal Fees and Expenses.........................................         *
   TriCapital Corporation Fee......................................         *
   Printing and Engraving Expenses.................................         *
   Transfer Agent Fees and Expenses................................         *
   Miscellaneous...................................................         *
                                                                     ----------
     Total.........................................................  $      *
                                                                     ----------

--------
  * To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

  Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

  Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

  Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Certificate of Incorporation. Article XI of the Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Company's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such
Article XII will eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

  Bylaws. The Bylaws provide for the indemnification of the officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. Article XII of the Bylaws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Company and had no reason to believe that such person's conduct was illegal.

  Insurance. The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

  Underwriting Agreement. The Underwriting Agreement will provide for the indemnification against certain liabilities of the directors and officers of the Company and certain controlling persons under certain circumstances, including certain liabilities under the Securities Act.

  Registration Rights Agreement. In the registration rights agreement with the Company pursuant to which the shares offered by the Selling Stockholders are being registered, the Selling Stockholders have agreed to indemnify the Company, its directors, officers and agents and each person, if any, who controls the Company against certain liabilities, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  On September 10, 1998, in connection with the incorporation and organization of Trex Company, Inc., Trex Company, Inc. issued 100 shares of Common Stock to TREX Company, LLC for cash consideration of $1,000. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

  ***1.1  Form of Underwriting Agreement.

  ***3.1  Restated Certificate of Incorporation of the Company.

  ***3.2  Amended and Restated By-Laws of the Company.

  ***4.1  Specimen certificate representing the Common Stock.

   **5.1 Opinion by Hogan & Hartson L.L.P. regarding the validity of the Common Stock.

   *10.1 Credit Agreement, dated as of December 10, 1996, between the Company and First Union National Bank of Virginia, as amended.

   *10.2  Form of 1999 Stock Option and Incentive Plan.

   *10.3  Form of 1999 Incentive Plan for Outside Directors.

   *10.4 Members' Agreement, dated as of August 29, 1996, among TREX Company, LLC and each of the persons named on the schedules thereto, as amended.

 ***10.5 Contribution and Exchange Agreement, dated as of March 19, 1999, among Trex Company, Inc., TREX Company, LLC, certain members of TREX Company, LLC and the other persons named on the signature pages thereof.

   *10.6  Form of Distributor Agreement of the Company.

   *10.7 $3,780,000 Promissory Note, dated June 15, 1998, made by TREX Company, LLC payable to First Union National Bank of Virginia.

   *10.8 $1,035,000 Promissory Note, dated November 20, 1998, made by TREX Company, LLC payable to First Union National Bank of Virginia.

   *10.9 Business Loan Agreement, dated December 2, 1998, between TREX Company, LLC and Pioneer Citizens Bank of Nevada.

   *10.10 Construction Loan Agreement, dated February 5, 1999, between TREX
          Company, LLC and Pioneer Citizens Bank of Nevada.

 ***10.11 Preferred Units Exchange Agreement, dated as of March 19, 1999, among Trex Company, Inc., TREX Company, LLC and Mobil Oil Corporation.

 ***10.12 Form of Registration Rights Agreement among Trex Company, Inc. and each of the persons named on the schedules thereto, to be effective upon consummation of the Offering.

 ***10.13 Consent and Amendment to Members' Agreement, dated as of March 19,
          1999, among TREX Company, LLC and each of the persons named on the signature pages thereof.

 ***10.14 Amended and Restated Credit Agreement, dated as of March 23, 1999, between the Company and First Union National Bank of Virginia.

  **21    Subsidiary of the Company.

 ***23.1  Consent of Ernst & Young LLP, independent accountants.

  **23.2  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

   *23.3  Consent of William H. Martin, III.

   *23.4  Consent of William F. Andrews.

   *24.1  Power of Attorney (included in signature page).

   *27.1  Financial Data Schedule.


--------
 * Previously filed.
 **To be filed by amendment.
 ***Filed herewith.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on this 23rd day of March 1999.

                                 Trex Company, Inc.

                                    /s/ Robert G. Matheny
                                 By: _________________________
                                    Robert G. Matheny
                                    President
                                    (Duly Authorized Representative)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                              Title                    Date
                 ----                              -----                    ----

      /s/ Robert G. Matheny               President and Director       March 23, 1999
______________________________________      (Principal Executive
          Robert G. Matheny                       Officer)

      /s/ Anthony J. Cavanna           Executive Vice President and    March 23, 1999
______________________________________  Chief Financial Officer and
          Anthony J. Cavanna                Director (Principal
                                         Financial and Accounting
                                                 Officer)

      /s/ Andrew U. Ferrari                      Director              March 23, 1999
______________________________________
          Andrew U. Ferrari

     /s/ Roger A. Wittenberg                     Director              March 23, 1999
______________________________________
         Roger A. Wittenberg

                                 EXHIBIT INDEX

  ***1.1  Form of Underwriting Agreement.

  ***3.1  Restated Certificate of Incorporation of the Company.

  ***3.2  Amended and Restated By-Laws of the Company.

  ***4.1  Specimen certificate representing the Common Stock.

   **5.1 Opinion by Hogan & Hartson L.L.P. regarding the validity of the Common Stock.

   *10.1 Credit Agreement, dated as of December 10, 1996, between the Company and First Union National Bank of Virginia, as amended.

   *10.2  Form of 1999 Stock Option and Incentive Plan.

   *10.3  Form of 1999 Incentive Plan for Outside Directors.

   *10.4 Members' Agreement, dated as of August 29, 1996, among TREX Company, LLC and each of the persons named on the schedules thereto, as amended.

 ***10.5 Contribution and Exchange Agreement, dated as of March 19, 1999, among Trex Company, Inc., TREX Company, LLC, certain members of TREX Company, LLC and the other persons named on the signature pages thereof.

   *10.6  Form of Distributor Agreement of the Company.

   *10.7 $3,780,000 Promissory Note, dated June 15, 1998, made by TREX Company, LLC payable to First Union National Bank of Virginia.

   *10.8 $1,035,000 Promissory Note, dated November 20, 1998, made by TREX Company, LLC payable to First Union National Bank of Virginia.

   *10.9 Business Loan Agreement, dated December 2, 1998, between TREX Company, LLC and Pioneer Citizens Bank of Nevada.

   *10.10 Construction Loan Agreement, dated February 5, 1999, between TREX
          Company, LLC and Pioneer Citizens Bank of Nevada.

 ***10.11 Preferred Units Exchange Agreement, dated as of March 19, 1999, among Trex Company, Inc., TREX Company, LLC and Mobil Oil Corporation.

 ***10.12 Form of Registration Rights Agreement among Trex Company, Inc. and each of the persons named on the schedules thereto, to be effective upon consummation of the Offering.

 ***10.13 Consent and Amendment to Members' Agreement, dated as of March 19,
          1999, among TREX Company, LLC and each of the persons named on the signature pages thereof.

 ***10.14 Amended and Restated Credit Agreement, dated as of March 23, 1999, between the Company and First Union National Bank of Virginia.


  **21    Subsidiary of the Company.

 ***23.1  Consent of Ernst & Young LLP, independent accountants.

  **23.2  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

   *23.3  Consent of William H. Martin, III.

   *23.4  Consent of William F. Andrews.

   *24.1  Power of Attorney (included in signature page).

   *27.1  Financial Data Schedule.



--------
 *Previously filed.
 **To be filed by amendment.
 ***Filed herewith.